Exhibit 10.3

Spherix Incorporated

September 28, 2007

Robert L. Clayton

2305 Deckman Lane

Silver Spring, MD 20906

Dear Robert:

You have resigned your full-time position with Spherix Incorporated (the “Company”). You have agreed to provide part-time services to the Company starting October 1, 2007, as set forth herein.

1.                                       POSITIONS

You shall continue to be the Chief Financial Officer, and have the duties and responsibilities typically performed by a chief financial officer, together with any duties reasonably assigned to you by the Company’s CEO/COO, until such time as the Company engages a full time Chief Financial Officer (the “CFO”). It is expected that you would provide a minimum of seventy (70) hours of services per month. Thereafter you will provide such services as may be reasonably requested by the CFO.

2.                                        SALARY

You will be paid at the rate of $125/hour. You will provide time sheets detailing your hours of service.

3.                                        BENEFITS

You will also be entitled, during the term of your employment, to such employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. You will also be permitted to pursue appropriate continuing professional education opportunities to stay abreast of SEC requirements.

4.                                         TERMINATION OF EMPLOYMENT

Your employment may be terminated at any time by you or by the Company with or without cause, without prior written notice. This at-will employment relationship cannot be changed except in writing signed by the CEO/COO of the Company.

☐ Corporate Headquarters 12051 Indian Creek Court Beltsville, MD 20705 (301) 419-3900 Fax: (301) 210-4908/4909 www.spherix.com	☐ Cumberland Regional Office 12501 Willowbrook Road Cumberland, MD 21502 (301) 722-9100 Fax: (301) 722-9103 www.spherix.com	☐ South Dakota Regional Office 1140 Plant Street Rapid City, SD 57702 (605) 716-3080 Fax: (605) 716-1788 www.spherix.com

5.                                      PAYMENTS UPON TERMINATION OF EMPLOYMENT

If you terminate your employment or if the Company terminates your employment with or without cause, the Company will pay you any accrued and unpaid compensation (subject to normal withholding and other deductions) to the effective date of termination of your employment.

6.                                      ADDITIONAL PROVISIONS

It is understood that you may consult for other companies as long as such consulting does not interfere with your services hereunder.

The terms described in this letter agreement will be the terms of your employment, and this letter supersedes any previous discussions or offers and all prior employment and consulting agreements between you and the Company or any of its subsidiary corporations. Any additions or modifications of these terms would have to be in writing and signed by you and a senior executive officer of the Company.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Delaware (except the provisions governing the choice of law).

If you agree that this letter agreement evidences our agreement concerning your employment with the Company, please indicate so by signing both copies of this letter retaining one for your files.

We are very excited about you joining us. I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter agreement.

Sincerely,

/s/ Claire L. Kruger
Claire L. Kruger, Chief Executive Officer and
Chief Operating Officer

ACCEPTANCE

I accept employment with Spherix Incorporated under the terms set forth in this letter agreement:

/s/ Robert L. Clayton
Robert L. Clayton, CPA